Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-110929


PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED DECEMBER 22, 2003


                                 $2,000,000,000

                             TRIARC COMPANIES, INC.

                                  Common Stock
                                 Preferred Stock
                                 Debt Securities
                                    Warrants


                                   Offered by
                             Triarc Companies, Inc.
                            _________________________

              11,965,734 Shares of Class B Common Stock, Series 1,

                         Offered by Our Securityholders
                            _________________________


         This prospectus supplement supplements our prospectus dated December 22, 2003, relating to the offer and sale by us from time to time of any of the types of securities listed above and the offer from time to time by the securityholders identified in this prospectus of Class B common stock, Series 1, in transactions involving the exchange of Class B common stock, Series 1, for Class A common stock.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained therein.

         The information under the heading "Shares Offered by Our
Securityholders" on page 35 of the prospectus is hereby amended and restated in its entirety as set forth below.

         INVESTING IN THE SECURITIES OFFERED BY THE PROSPECTUS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED BY THE PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                            _________________________

          The date of this prospectus supplement is December 15, 2004.

                      SHARES OFFERED BY OUR SECURITYHOLDERS

         The following table provides, as of December 2, 2004, information with respect to each securityholder who is entitled to use this prospectus to offer shares of Class B common stock, Series 1, for purposes of effecting negotiated transactions involving the exchange of shares of Class B common stock, Series 1, for shares of Class A common stock. The information provided reflects the dissolution of DWG Acquisition, L.P. on July 23, 2004 for personal estate planning purposes and the distribution of the shares previously held of record by DWG to Messrs. Peltz and May in accordance with their respective interest in DWG. This information has been obtained from the securityholders.

                                                                                                                 SHARES OF CLASS B
                        SHARES OF CLASS A        SHARES OF CLASS B         SHARES OF       SHARES OF CLASS A       COMMON STOCK,
                           COMMON STOCK        COMMON STOCK, SERIES 1,      CLASS B,          COMMON STOCK            SERIES 1,
                        BENEFICIALLY OWNED        BENEFICIALLY OWNED     COMMON STOCK,    BENEFICIALLY OWNED     BENEFICIALLY OWNED
                         PRIOR TO OFFERING        PRIOR TO OFFERING        SERIES 1,      AFTER OFFERING (2)     AFTER OFFERING (2)
                       --------------------    -----------------------      OFFERED      --------------------    ------------------
      NAME              NUMBER      PERCENT       NUMBER      PERCENT      HEREBY(1)       NUMBER     PERCENT     NUMBER     PERCENT
----------------       ---------    -------    ----------   ----------   -----------     ----------   -------    --------    -------
Nelson Peltz (3)       7,100,968     28.8%      9,346,578      21.2%       6,328,610     13,429,578    54.4%     3,017,968     6.8%
Peter W. May (4)       3,851,026     16.0%      4,692,145      10.9%       2,965,213      6,816,239    28.3%     1,726,932     4.0%


(1) Excludes shares offered and previously exchanged pursuant to this prospectus.

(2) Assumes that each share of Class B common stock, Series 1, offered is exchanged for one share of Class A common stock. There can be no assurance as to whether any such shares will be exchanged.

(3) Nelson Peltz is our Chairman and Chief Executive Officer and one of our directors. Mr. Peltz beneficially owns 7,100,968 shares of Class A common stock (including 1,458,334 shares of Class A common stock issuable upon the exercise of options which have vested or will vest within 60 days of December 2, 2004), none of which are offered hereby. In addition to the 6,328,610 shares of Class B common stock, Series 1, beneficially owned and offered hereby by Mr. Peltz, Mr. Peltz beneficially owns 3,017,968 shares of Class B common stock, Series 1 (including 2,916,668 shares of Class B common stock, Series 1, issuable upon the exercise of options which have vested or will vest within 60 days of December 2, 2004). Pursuant to the terms of a voting agreement entered into by Messrs. Peltz and May, Mr. Peltz may be deemed to own beneficially the shares of Class A common stock and Class B common stock, Series 1, beneficially owned by Mr. May. Mr. Peltz disclaims beneficial ownership of such shares.

(4) Peter May is our President and Chief Operating Officer and one of our directors. Mr. May beneficially owns 3,851,026 shares of Class A common stock (including 816,666 shares of Class A common stock issuable upon the exercise of options which have vested or will vest within 60 days of December 2, 2004), none of which are offered hereby. In addition to the 2,965,213 shares of Class B common stock, Series 1, beneficially owned and offered hereby by Mr. May, Mr. May beneficially owns 1,726,932 shares of Class B common stock, Series 1 (including 1,633,332 shares of Class B common stock, Series 1, issuable upon the exercise of options which have vested or will vest within 60 days of December 2,
         2004). Pursuant to the terms of a voting agreement entered into by Messrs. Peltz and May, Mr. May may be deemed to own beneficially the shares of Class A common stock and Class B common stock, Series 1, beneficially owned by Mr. Peltz. Mr. May disclaims beneficial ownership of such shares.

         Because the securityholders may offer to exchange all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount or percentage that will be held by the securityholders upon completion of any exchange. Information about the securityholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

         Only securityholders identified in the above table who beneficially own the securities set forth opposite their respective names may offer to exchange securities under the registration statement of which this prospectus forms a part. Information about other securityholders will be set forth in further prospectus supplements, if required.